Exhibit 99(d)


                                       SDNB FINANCIAL CORP.
                                       1420 Kettner Boulevard
                                       San Diego, California  92101
                                       (619) 233-1234, ext. 717



                     LETTER OF TRANSMITTAL

                                                           [Date]

               IMPORTANT NOTICE AND INSTRUCTIONS
      CONCERNING YOUR RIGHT TO SUBSCRIBE FOR COMMON STOCK


ATTENTION:

      1. The enclosed Subscription Warrant expires at 5:00 p.m., New York time, ____________, 1995 (such date, as it may be extended by the Company as provided in the accompanying Prospectus, the "Expiration Date").
      2. To obtain value, the Subscription Warrant must be used to subscribe for Common Stock or sold.
      3. Instructions for filling out the Subscription Warrant are contained in the Instructions Booklet enclosed with this letter.

To Holders of Common Stock:

    The enclosed Subscription Warrant entitles you to subscribe for Common Stock of SDNB Financial Corp. as described in the Prospectus. As a shareholder of record at the close of business on April 20, 1995, you are entitled to one Basic Subscription Rights for each two shares of Common Stock so owned. One Basic Subscription Right and the payment of the Subscription Price of $4.34 per share are required to subscribe for each share of Common Stock. In addition, if you are not a participant in the San Diego National Bank Deferred Savings Plan and you exercise all of the Basic Subscription Rights held on the date of such exercise and evidenced by a Subscription Warrant, you will have the right to subscribe for additional shares of Common Stock (the "Oversubscription Rights" and, together with the "Basic Subscription Rights," the "Subscription Rights") at the Subscription Price of $4.34 per share. Basic Subscription Rights must be exercised and/or sold and Oversubscription Rights must be exercised before the Expiration Date in order to realize their value. The right to oversubscribe for additional shares of Common Stock pursuant to the Oversubscription Rights is transferable with each Basic Subscription Right.

    The number of Basic Subscription Rights to which you are entitled are shown on your Subscription Warrant and your Subscription Warrant is evidence of the number of Basic
Subscription Rights that you own.

    The choices you may make in order to realize the value of your Subscription Rights are:

      (1)  SUBSCRIBE FOR COMMON STOCK, AND/OR
      (2)  ATTEMPT TO SELL YOUR BASIC SUBSCRIPTION RIGHTS.

    Information on the United States federal income tax treatment of the Subscription Rights and the Common Stock is provided in the Prospectus.

         If you desire to exercise all or any part of your Subscription Rights, notification must be given to American Stock Transfer & Trust Company (the "Subscription Agent") and payment must be made by bank certified or cashier's check in United States dollars and drawn upon a United States bank payable to American Stock Transfer & Trust Company. The Subscription Agent must receive the notification and your payment by 5:00 p.m., New York time, on the Expiration Date (except, when the subscription is made through a broker or bank as described in the enclosed Prospectus, the Subscription Warrant must be received by the Subscription Agent by 5:00 p.m., New York time, on ____________, 1995). After the Expiration Date, Subscription Rights will no longer be exercisable to purchase shares of Common Stock.

    If you wish to sell your Basic Subscription Rights through the Subscription Agent, your executed Subscription Warrant, filled out to indicate your choice of options, must be received by the Subscription Agent by 11:00 a.m., New York time, on the Expiration Date. No assurance can be given that the Subscription Agent will be able to sell any Basic Subscription Rights. Basic Subscription Rights may also be sold through a bank or broker in the manner set forth in the Instructions Booklet.




                             Murray L. Galinson
                             President and Chief Executive Officer